Exhibit 4.1

WARRANT AGENT AGREEMENT

THIS WARRANT AGENT AGREEMENT (this “Agreement”) is entered into as of _______________, 20___ by and between __________________________________, a __________ corporation (the “Company”), and COLONIAL STOCK TRANSFER CO., INC., a Utah corporation, as warrant agent (the “Warrant Agent”).

WHEREAS, pursuant to the terms of that certain Securities Purchase Agreement (the “Purchase Agreement”), dated September __, 2026, by and among the Company and investors parties thereto, the Company is engaged in a public offering (the “Offering”) of up to _________  units (the “Units”), with each Unit consisting of (i) one share of common stock, par value $______ per share (the “Common Stock”), of the Company and (ii) one common stock purchase warrant, each exercisable for one share of Common Stock at an exercise price of $01.00 per share  (the “Warrants”); and

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-1 (File No. 333-_________) (as the same may be amended from time to time, the “Registration Statement”), for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, the shares of Common Stock, the Warrants and the shares of Common Stock issuable upon the exercise of the Warrants (the “Warrant Shares”) and such Registration Statement was declared effective on September __, 2026;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance, registration, transfer, exchange, and exercise of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

Section 1.  Appointment of Warrant Agent.

The Company hereby appoints Colonial Stock Transfer Co., Inc. to act as Warrant Agent for the Warrants in accordance with the terms and conditions set forth in this Agreement, and the Warrant Agent hereby accepts such appointment.

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Section 2. Transferability and Form of Warrant.

2.1 Registration.  The Warrants shall be designated by class and numbered and shall be registered in a Warrant register as they are issued.  The Company and the Warrant Agent shall be entitled to treat the Holder of any Warrant as the owner in fact thereof for all purposes, shall not be bound to recognize any equitable or other claim to or interest in such Warrant on the part of any other person, and shall not be liable for any registration or transfer of Warrants which are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with the actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration or transfer or with knowledge of such facts that its participation therein amounts to bad faith.

2.2 Transfer.  The Warrants may be separately transferred immediately on their issuance.  Warrants shall be transferable only on the books of the Company maintained at the principal office of the Warrant Agent in the city of Salt Lake, state of Utah, on delivery thereof duly endorsed by the Holder or by his duly authorized attorney or representative or accompanied by proper evidence of succession, assignment, or authority to transfer.  In all cases of transfer by an attorney, the original letter of attorney, duly approved, or an official copy thereof, duly certified, shall be deposited and remain with the Warrant Agent.  In case of transfer by executors, administrators, guardians, or other legal representatives, duly authenticated evidence of their authority shall be produced, and may be required to be deposited and remain with the Warrant Agent in its discretion.  On any registration of transfer, the Warrant Agent shall countersign and deliver a new Warrant or Warrants to the person entitled thereto.

2.3 Form of Warrant.  The Warrants shall be issued in book-entry form. The text of the Warrants and of the forms of election to purchase Warrant Shares shall be substantially as set forth in exhibit “A” attached hereto.  The price per Warrant Share and the number of Warrant Shares issuable on exercise of the Warrants are subject to adjustment on the occurrence of certain events, all as hereinafter provided or as set forth in the Warrant Shares attached hereto as exhibit “A.”  The Warrants shall be executed on behalf of the Company by the manual or facsimile signature of the present or any future president or vice president of the Company, under its corporate seal, affixed or in facsimile, attested by the manual or facsimile signature of the present or any future secretary or assistant secretary of the Company.  Warrants shall be dated as of the date of countersignature thereof by the Warrant Agent either on initial issuance or on division, exchange, substitution, or transfer.

Section 3. Countersignature of Warrants.

The Warrants shall be countersigned by the Warrant Agent (or any successor to the Warrant Agent then acting as warrant agent under this Agreement) and shall not be valid for any purpose unless so countersigned.  Warrants may be countersigned, however, by the Warrant Agent (or by its successor as warrant agent) and may be delivered by the Warrant Agent, notwithstanding that the persons whose manual or facsimile signatures appearing thereon as proper officers of the Company shall have ceased to be such officers at the time of such countersignature, issuance, or delivery.  The Warrant Agent shall, on written instructions of the president or the secretary of the Company, countersign, issue, and deliver Warrants entitling the Holders thereof to purchase not in excess of ________ Warrant Shares of the Company and shall countersign and deliver Warrants as otherwise provided in this Agreement.

Section 4. Exchange of Warrants.

The Warrants may be exchanged for another Warrant or Warrants entitling the Holder thereof to purchase a like aggregate number of Warrant Shares as the Warrant or Warrants surrendered then entitle him to purchase.  Any Holder of a Warrant desiring to exchange Warrants shall make such request in writing delivered to the warrant Agent, and shall surrender, properly endorsed, the Warrant or Warrants to be so exchanged.  Thereupon the Warrant Agent shall countersign and deliver to the person entitled thereto a Warrant or Warrants, as the case may be, as so requested.

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Section 5. Term of Warrants; Exercise of Warrants.

The rights, terms and conditions of the Warrants as well as the conditions of exercise shall be the same as set forth in the Warrants Shares attached hereto as Exhibit “A.”

Section 6. Payment of Taxes.

The Company will pay all documentary stamp taxes, if any, attributable to the initial issuance of Warrant Shares issuable on the exercise of the Warrants; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any Warrants or certificates for Warrant Shares.

Section 7. Mutilated or Missing Warrants.

In case any of the Warrants shall be mutilated, lost, stolen, or destroyed, the Company may at its discretion issue and the Warrant Agent shall countersign and deliver in exchange and substitution for and on cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen, or destroyed, a new Warrant of like tenor and representing an equivalent right or interest; but only on receipt of evidence satisfactory to the Company and the Warrant Agent of such loss, theft, or destruction of such Warrant and indemnity, if required, also satisfactory to them.  Applicants for such substitute Warrants shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company or the Warrant Agent may prescribe.

Section 8. Disposition of Proceeds on Exercise of Warrants; Inspection of Warrant Agreement.

The Warrant Agent shall account promptly to the Company with respect to Warrants exercised and concurrently pay to the Company all moneys received by the Warrant Agent for the purchase of the Warrant Shares through the exercise of such Warrants.  The Warrant Agent shall keep copies of this Agreement and any notices given or received hereunder available for inspection by Holders of Warrants during normal business hours at its principal office.  The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agent may request.

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Section 9. Merger or Consolidation or Change of Name of Warrant Agent.

Any corporation into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to the corporate trust business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, that such corporation would be eligible for appointment as a successor Warrant Agent under the provisions of section 11 hereof.  In case at the time such successor to the Warrant Agent shall succeed to the agency created by this Agreement, any of the Warrants shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent and deliver such Warrants so countersigned; and in case at that time any of the Warrants shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrants either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases, Warrant shall have the full force provided in the Warrants and in this Agreement.

In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrants shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignature under its prior name and deliver Warrants so countersigned; and in case at that time any of the Warrants shall not have been countersigned, the Warrant Agent may countersign such Warrants either in its name or in its changed name; and in all such cases such Warrants shall have the full force provided in the Warrants and in this Agreement.

Section 10. Concerning the Warrant Agent.

The Warrant Agent undertakes the duties and obligations imposed by this Agreement on the following terms and conditions, by all of which the Company and the Holders of the Warrants, by their acceptance thereof shall be bond:

10.1 Statements of the Company.  The statements contained herein and in the Warrants shall be taken as statements of the Company, and the Warrant Agent assumes no responsibility for the correctness of any of the same except such as describe the Warrant Agent or action taken by it.  The Warrant Agent assumes no responsibility with respect to the distribution of the Warrants except as herein otherwise provided.

10.2 Failure of Compliance with Covenants.  The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants contained in this Agreement or in the Warrants to be complied with by the Company.

10.3 Actions of Warrant Agent.  The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, agents or employees, and the Warrant Agent shall not be answerable or accountable for any act, default, neglect, or misconduct of any such attorneys, agents, or employees or for any loss to the Company resulting from such neglect or misconduct; provided, reasonable care shall have been exercised in the selection and continued employment thereof.

10.4 Consultation with Legal Counsel.  The Warrant Agent may consult at any time with legal counsel satisfactory to it (who may be counsel for the Company) and the Warrant Agent shall incur no liability or responsibility to the Company or to any Holder of any Warrant in respect of any action taken, suffered, or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel.

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10.5 Certification by Officer.  Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof he herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the president or a vice-president or the treasurer or the secretary of the Company and delivered to the Warrant Agent; and such certificate shall be full authorization to the Warrant Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance on such certificate.

10.6 Compensation.  The Company agrees promptly to pay the Warrant Agent the compensation detailed on Exhibit B hereto for all services rendered by the Warrant Agent and to reimburse the Warrant Agent for reasonable out-of-pocket expenses (including reasonable counsel fees) incurred without gross negligence, bad faith or willful misconduct by the Warrant Agent in connection with the services rendered hereunder by the Warrant Agent. The Company also agrees to indemnify the Warrant Agent for, and to hold it harmless against, any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Warrant Agent, arising out of or in connection with its acting as Warrant Agent hereunder, including the reasonable costs and expenses of defending against any claim of such liability.

10.7 No Obligation to Sue.  The Warrant Agent shall be under no obligation to institute any action, suit, or legal proceeding or to take any other action likely to involve expense unless the Company or one or more Holders of Warrants shall furnish the Warrant Agent with reasonable security and indemnity for any costs and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without any such security or indemnity.  All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrants or the production thereof at trial or other proceeding relative thereto, and any such action, suit, or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent, and any recovery of judgment shall be for the ratable benefit of the Holders of the Warrants, as their respective rights or interest may appear.

10.8 Dealing in Warrants.  The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested or contract with or lend money to or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement.  Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

10.9 Warrant Agent's Liability.  The Warrant Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions hereof.  The Warrant Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement, except for its own negligence or bad faith.

10.10 Reliance on Notice.  The Warrant Agent will not incur any liability or responsibility to the Company or to any Holder of any Warrant for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate, or other paper, document, or instrument reasonably believed by it to be genuine and to have been signed, sent, or presented by the proper party or parties.

10.11 Validity of Warrant.  The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant (except its countersignature thereof); nor shall the Warrant Agent by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Warrant Shares (or other stock) to be issued pursuant to this Agreement or any Warrant or as to whether any Warrant Shares (or other stock) will when issued be validly issued, fully paid, and non-assessable or as to the Warrant Price, or the number or kind or amount of Warrant Shares or other securities or other property issuable on exercise of any Warrant.

10.12 Instructions.  The Warrant Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the board or the president or a vice president or the secretary of the Company, and to apply to such officers for advice or instructions in connection with its duties, and shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer.

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Section 11. Change of Warrant Agent.

The Warrant Agent may resign and be discharged from its duties under this Agreement by giving to the Company thirty (30) days' notice in writing.  The Warrant Agent may be removed by like notice to the Warrant Agent from the Company.  If the Warrant Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent.  If the Company shall fail to make such appointment within a period of thirty (30) days after such removal or after is has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by the Holder of a Warrant (who shall with such notice submit his Warrant for inspection by the Company), then the Holder of any Warrant may apply to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent.  Any successor warrant agent, whether appointed by the Company or such a court, shall be a bank, trust company or securities transfer agency, in good standing, incorporated under the laws of the United States of America.  After appointment the successor warrant agent shall be vested with the same powers, rights, duties, and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the former Warrant Agent shall deliver and transfer to the successor warrant agent any property at the time held by it hereunder, and execute and deliver any further assurances, conveyance, act or deed necessary for that purpose.  Failure to file any notice provided for in this section 16, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor warrant agent, as the case may be.  In the event of such resignation or removal, the successor warrant agent shall mail, first class, to each Holder, written notice of such removal or resignation and the name and address of such successor warrant agent.

Section 12. Identity of Transfer Agent.

Forthwith on the appointment of any subsequent transfer agent for the Company's common stock, or any other shares of the Company's capital stock issuable on the exercise of the rights of purchase represented by the Warrants, the Company will file with the Warrant Agent a statement setting forth the name and address of such transfer agent.

Section 13. Compliance with Securities Act of 1933, as amended.

The Company shall cause to be included in the Registration Statement for its public offering, up to_______ Units and the Warrants included in such Units, and shall cause such Registration Statement to have been made effective by the Securities and Exchange Commission prior to the issuance and delivery of the Units to be offered and sold pursuant hereto.

Section 14. Notices.

Any notice pursuant to this Agreement by the Company or by the Holder of any Warrant to the Warrant Agent or by the Holder of any Warrant to the Company, shall be in writing and shall be deemed to have been duly given if delivered or mailed certified mail, return receipt requested, or by email transmission:

To the Company:

Email:

To the Warrant Agent:	Colonial Stock Transfer Company Attn: Jason Carter 7840 S 700 E andy, Utah 84070
Email: jasoncarter@colonialstock.com

              Each party hereto may from time to time change the address or facsimile number to which notices to it are to be delivered, mailed, or sent hereunder by notice in writing to the other party.  Any notice mailed pursuant to this Agreement by the Company or the Warrant Agent to the Holders of Warrants shall be in writing and shall be deemed to have been duly given if mailed, postage prepaid, to such Holders at their respective addresses on the books of the Warrant Agent.

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Section 15. Supplements and Amendments.

The Company and the Warrant Agent may from time to time supplement or amend this Agreement, without the approval of any Holders of Warrants, in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein or make any other provisions in regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable and which shall not be inconsistent with the provision of the Warrants and which shall not adversely affect the interests of the Holders of the Warrants.  In this regard, but not by way of limitation, establishing an earlier date of exercise without a change in the expiration date of the Warrants set forth in section 5 or extending the period for exercise without a change in the date on which the Warrants are first exercisable set forth in section 5 shall not be deemed to adversely affect the interests of the Holders.

Section 16.  Successors.

All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 17. Merger or Consolidation of the Company.

The Company will not merge or consolidate with or into any other corporation unless the corporation resulting from such merger or consolidation (if not the Company) shall expressly assume, by supplemental agreement satisfactory in form to the Warrant Agent and executed and delivered to the Warrant Agent, the due and punctual performance and observance of each and every covenant and condition of this Agreement to be performed and observed by the Company.

Section 18. Applicable Law.

This Agreement and each Warrant issued hereunder shall be deemed to be a contract made under the laws of the state of Utah and for all purposes shall be construed in accordance with the laws of said state.

Section 19. Benefits of this Agreement.

Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Warrant Agent, and the Holders of the Warrants any legal or equitable right, remedy, or claim under this Agreement; but this Agreement shall be fore the sole and exclusive benefit of the Company, the Warrant Agent, and the Holders of the Warrants.

Section 20. Counterparts.

This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 21. Headings and Captions.

The headings and captions of the sections and subsections of this Agreement have been inserted for convenience only and shall have no substantive effect.

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              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first above written.

By:
[Printed Name & Title]

COLONIAL STOCK TRANSFER COMPANY
as Warrant Agent

By:
Jason Carter, Corporate Secretary

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EXHIBIT A

FORM OF WARRANT
EXHIBIT B
WARRANT AGENT FEES

Company will pay Colonial Stock Transfer the following:

  Initial Closing Fee — $2,500
  Warrant Dividend Distribution — $3/shareholder
  Warrant Agent Monthly Fee — $200.00/month
  Warrant Exercise — $10 each
  Outgoing Wires — $100 each
  Bank Service Charges shall be paid by Company at Colonial’s cost

* There may be other unforeseen special handling charges.  Colonial Stock Transfer will notify the company if any such charges are necessary.

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